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                                                                   EXHIBIT 10.3



Date:     January 7, 1998

To:       Linda Paradiso, DVM

From:     John Longenecker

Subject:  Confidential Separation Agreement



Dear Linda:

Consistent with our discussions concerning your voluntary termination of employment and separation from DepoTech (the "Company") this letter will constitute the Confidential Separation Agreement (the "Agreement") setting forth the terms of your employment and separation of employment from the Company. By signing this Agreement, you will be agreeing to these terms. It is important that you understand clearly both what your benefits are and what is expected of you by the Company.

1. Transition Period: Commencing on January 7, 1998 and continuing until January 30, 1998 (hereinafter referred to as the "transition period"), you and the Company will be on notice of the discontinuance of your employment with the Company. During this transition period, you shall remain a regular full-time employee of the Company. The parties may mutually agree in writing to extend this transition period, but neither is under any obligation to do so (hereinafter referred to as the "extended transition period"). Any written extension of the transition period will effectively change the date on which employment with the company will terminate.

2. Duties: You will make yourself available to the Company for the purpose of transitioning your work to other employees and to answer any questions regarding matters assigned to you before the effective date of Separation, as defined below.

3. Salary: During the transition period the Company agrees to pay you your full monthly base salary of $14,583.33 less applicable deductions for taxes and health and other benefits. All salary payments during this transition period shall be made on or about the time of the Company's normal bi-monthly pay cycle.

4. Benefits: During the transition period the Company will continue your current health benefits, Long Term Disability, Life Insurance, and participation in the Company's 401(k) and ESPP plans.

5. Expiration of Transition Period/Separation of Employment: Your employment with the Company will terminate on January 30, 1998, unless sooner terminated pursuant to paragraph 6, the "Termination", or extended pursuant to paragraph 1, the "Transition Period". As part of your Separation, the Company agrees to provide you with the following additional compensation and benefits package:

          a. Severance Payment: The Company agrees to provide a lump sum severance payment equal to six (6) months base salary ($87,500), less applicable taxes, on the date the transition period ends, as defined in paragraph 5, above.



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Linda Paradiso                                                                 2
03/24/98


          b. Accelerated Stock Option Grant Vesting: The Company agrees to accelerate the vesting of all remaining unvested Stock Option Grants awarded in these quantities and on the following dates:

                 ISO GRANT        2,050 SHARES      GRANTED 02-26-97
                 ISO GRANT        8,000 SHARES      GRANTED 04-28-97

               The exercise period for all vested shares will be 90 days following the date the transition period ends.

          c. Management Incentive Bonus: You will be eligible for 1997 Management Incentive Bonus consideration to be paid out in 1998, based on the combination of your performance and that of the Company during the 1997 fiscal year. The Management Incentive Bonus target for 1997 is twenty percent (20%) of base salary, however it can be as little as 0% or as high as 33% of base salary depending on overall company and individual performance. This bonus shall be no less than the average bonus granted to all other Vice Presidents.

          d. Outplacement: The Company further agrees to provide you with up to one hundred eighty (180) days job search preparation/assistance with the firm of Lee Hecht Harrison following the date the transition period ends.

          e. Extended Benefits: You and your eligible dependents will be entitled to continue your medical coverage, pursuant to COBRA, for an additional 18 months from the date the transition period ends, at your own expense. It is understood that the Company reserves the right to change health plans at any time. All other employee benefits, including Long Term Disability, Life Insurance, 401(k) and ESPP plan participation will expire on the date the transition period ends.

          f. FTO Balance: The Company further agrees to pay you all earned but unused FTO pay as of the date the transition period ends.

6. Termination: Either party may terminate your employment during the transition period or any extended transition period, under the following terms and conditions:

          a. You may terminate your employment with the Company during the transition period, for any reason, upon five (5) days written notice to the Company. Upon such a termination, your employment will be terminated and all compensation and benefits pursuant to paragraphs 3 and 4 will end. In addition, you will not be entitled to any compensation or benefits described in paragraph 5 subsections (a-d).

          b. The Company reserves the right to terminate your employment during the transition period or any extended transition period for cause. Cause for termination includes: (a) a material breach of the terms of this Agreement; (b ) major infractions of the Company's standards of conduct as set forth in Company policies; or (c) your acceptance of employment with another entity or person such that you can no longer devote your full energies to employment with the Company. Upon termination for cause, all compensation and benefits pursuant to paragraphs 3 and 4 will end.

               In addition, you will not be entitled to any compensation or benefits described in paragraph 5 subsections (a -d).



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Linda Paradiso                                                                 3
03/24/98


7. Confidentiality: You agree that as a specific condition to the performance of this Agreement by the Company, you will not disclose for any purpose, the existence of this Agreement, the terms of this Agreement or the negotiations leading up to this Agreement to any person, except to your immediate family or as may be necessary for purposes of securing legal or tax advice or as otherwise may be required by law.

8. Inventions/Confidential Information: You agree that the Employee Proprietary Information and Inventions Agreement signed by you shall remain in full force and effect following the date of separation. In addition, we wish to remind you of your obligations regarding the confidentiality of the Company's commercial and technical proprietary information. You understand and agree that all confidential and proprietary information that you may have received during your employment or may receive during the transition period with the Company shall remain strictly confidential and held by you in confidence.

9. Goodwill and Compliance with Company Policies: You agree that you shall not make, encourage or otherwise cause to be made any negative or disparaging comments or statements (whether verbal or written) about the Company or take any action which will place the Company in a bad light or false light. You further agree that during the transition period you will abide by and comply with the policies and procedures of the Company. The Company further agrees that it will not hinder Linda J. Paradiso in her efforts to obtain alternative employment by encouraging or otherwise causing to be made any negative or disparaging comments or statements (whether verbal or written) regarding her employment with the Company. Nor will the Company place Linda
     J. Paradiso in a bad light or false light during or after the transition period.

10. No Admission: This severance package or Agreement shall not be construed or used as an admission of liability or wrongdoing by either you or the Company.

11. General Release: In consideration of the above promises and payments to be made to you, you fully and forever release and discharge the Company and each of its current, former and future parents, subsidiaries, related entities, employee benefit plans and their fiduciaries, predecessors, successors, officers, directors, shareholders, agents, employees and assigns (collectively, "Releasees"), with respect to any and all claims, liabilities and causes of action, of every nature, kind and description, in law, equity or otherwise, which have arisen, occurred or existed at any time prior to the signing of this Agreement, including, without limitation, any and all claims, liabilities and causes of action arising out of or relating to your employment with the Company or the cessation of that employment.

12. Knowing Waiver of Employment - Related Claims: You acknowledge that you understand and agree that you are waiving any and all rights you may have had or now have, to pursue against any of the Releasees any and all remedies available to you under any employment - related causes of action, including without limitation, claims of wrongful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, discrimination, personal injury, physical injury, emotional distress, claims under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in employment Act, the Americans With Disabilities Act, the Federal Rehabilitation Act, the Family and Medical Leave Act, the California Fair Employment and Housing Act, the California Family Rights Act, the Equal Pay Act of 1963, the provisions of the California Labor Code and any other federal, state or local laws and regulations relating to employment, conditions of employment (including wage and hour lows) and/or employment discrimination. You specifically acknowledge and agree that you waive any claim against the Company arising out of the termination of your employment with the Company which the parties have agreed will become effective on or before January 30, 1998.



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Linda Paradiso                                                                 4
03/24/98



13. Waiver of Civil Code Section 1542: You expressly waive any and all rights and benefits conferred upon you by Section 1542 of the Civil Code of the State of California, which states as follows:

          "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

     You expressly agree and understand that the Release given by you pursuant to this Agreement applies to all unknown, unsuspected and unanticipated claims, liabilities and causes of action which you may have against the Company or any of the other Releasees, as of the date this agreement is executed.

14. Severability of Release Provisions: You agree that if any provision of the release given by you under this Agreement is found to be unenforceable, it will not affect the enforceability of the remaining provisions and the courts may enforce all remaining provisions to the extent permitted by law.

15. Promise to Refrain from Suit or Administrative Action: You promise and agree that you will never sue the Company or any of the other Releasees, or otherwise institute or participate in any legal or administrative proceedings against the Company or any of the other Releasees, with respect to any claim covered by the release provisions of this Agreement, including but not limited to claims arising out of your employment with Company or the cessation of that employment, unless you are compelled by legal process to do so.

16. Indemnification: Not withstanding Linda Paradiso's departure from the Company, in the event that a claim is made against Linda Paradiso in connection with her performance of her job duties while employed by DepoTech Corporation, the Company will indemnify Linda Paradiso under the conditions and to the extent required by California Labor Code Section 2802. Nothing in this Agreement shall constitute a waiver of any objections or defenses available to the Company, which are expressly reserved.

17. Entire Understanding: This Agreement contains the entire understanding between you and the Company relating to your Separation and severance package, superseding all prior understandings and agreements between the parties, if any.

18. Arbitration: In the event of a dispute over the performance, interpretation or validity of this Agreement, the parties agree to submit any and all disputes relating to this Agreement to binding arbitration before JAMS/Endispute, Southern California. Any arbitration award shall be final and binding on the parties and may be entered in any court having jurisdiction.

19.  Applicable Law: This Agreement will be governed by California Law.

Linda, you are entitled by law to review this Agreement for a period of 21 days. The Company encourages you to use this opportunity to review the Agreement with an attorney. Should you decide not to use the full 21 days, then you knowingly and voluntarily waive any claims that you were not in fact given 21 days to consult an attorney and/or review the Agreement.

In addition, for a period of seven (7) days following your execution of this Separation Agreement, you may revoke this Separation Agreement, and the Separation Agreement shall not become effective or enforceable until the revocation period has expired. Any revocation within the seven days must be in writing, addressed to Thomas Swedberg, SPHR at DepoTech Corporation's address. If you revoke this Separation Agreement, it shall not be affective or enforceable and you will not receive the benefits described in paragraphs 3, 4 and 5 (a-d).



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Linda Paradiso                                                                 5
03/24/98


If you agree with the foregoing package and release, please sign below. You agree that you have read and understand this Separation Agreement, and that you have signed it freely and voluntarily.

Sincerely,

/s/ John P. Longenecker

John P. Longenecker
Senior Vice President and COO



Agreed:

                  /s/ Linda Paradiso                        1/12/98
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                  Linda Paradiso, DVM                         Date